Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	February 15, 2021	Financial Media
Otter Tail Corporation Reports a 7.8 Percent Increase in 2020 Diluted Earnings per Share to $2.34, Increases Quarterly Dividend 5.4 Percent and Announces 2021 Earnings Guidance of $2.39 to $2.54 per Share.

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the year ended December 31, 2020.
2020 SUMMARY

(in millions, except per share amounts)	4Q20	4Q19	2020	2019
Operating Revenues	$226.8	$215.7	$890.1	$919.5
Net Income	$18.7	$20.4	$95.9	$86.8
Diluted Earnings Per Share	$0.45	$0.51	$2.34	$2.17
2020 HIGHLIGHTS
•Consolidated operating revenues decreased to $890.1 million in 2020 compared to $919.5 million in 2019 primarily due to the impact of COVID-19 on our Manufacturing segment.
•Consolidated net income increased 10.4% to $95.9 million.
•Diluted earnings per share increased 7.8% to $2.34 per share.
•The corporation achieved a consolidated return on equity of 11.6% on an equity ratio of 50.7%.
•The corporation’s board of directors increased the quarterly common stock dividend to $0.39 per share, an indicated annual dividend rate of $1.56 per share and a 5.4% increase from $1.48 per share in 2020. The next quarterly dividend is payable on March 10, 2021 to shareholders of record on February 12, 2021.
•The corporation expects 2021 diluted earnings per share to be in a range of $2.39 to $2.54.
CEO OVERVIEW
“Otter Tail Corporation achieved outstanding financial results in 2020 despite the economic impacts from the global pandemic. These results are attributable to the collective efforts of employees across all of our operating companies,” said President and CEO Chuck MacFarlane. “Our Electric segment led the way with a $7.7 million increase in net income primarily driven by capital investments in energy generation and regional transmission projects. Our Plastics segment increased net income by $7.0 million driven by strong construction markets and favorable market conditions driven by supply constraints and rising prices. Manufacturing segment earnings were down $1.9 million primarily due to the impacts of COVID-19 on sales volumes. Our corporate costs increased $3.9 million mainly due to a $2.5 million committed contribution to the Otter Tail Corporation Foundation.
“Employees across the organization performed admirably during the year despite the challenges presented by COVID-19.
“Otter Tail Power Company executed on a record year in capital spending, driven by two significant projects that marked major milestones in our generation resources transition.
“Our Merricourt Wind Energy Center, a $260 million 150-megawatt (MW) wind generation facility began commercial operation in December. The facility generates enough energy to power more than 65,000 homes.
“We expect our Astoria Station, a $152.5 million 245-megawatt natural gas-fired combustion turbine generation facility, to be substantially complete in the first quarter of 2021. This facility complements our wind generation with more dispatchable capacity than our soon-to-be retired 140 MW Hoot Lake Plant—with projected carbon emissions 85% less than historic Hoot Lake Plant levels.
“Otter Tail Power Company announced in September the $60 million Hoot Lake Solar project. This is a 49.9‑megawatt (MW) solar farm we plan to build on and near Hoot Lake Plant property in Fergus Falls, Minnesota. The project will include up to 150,000 solar panels and generate enough energy to power approximately 10,000 homes each year. The location of Hoot Lake Solar offers us a unique opportunity to re-use our existing Hoot Lake transmission rights, substation and land after retiring Hoot Lake Coal Plant in 2021.
“Otter Tail Power Company continues to enhance its generation mix as it transitions to a cleaner energy future while maintaining low rates in the region for its customers. By 2023, up to 35 percent of our energy is projected to come from renewable resources.
“Otter Tail Power Company filed a rate request with the Minnesota Public Utilities Commission (MPUC) in November. Investment in cleaner energy generation and smarter technologies primarily are driving this request along with rising costs for providing electric service. In December the MPUC approved our request to begin recovering $6.9 million or a 3.2 percent increase on an interim basis in January 2021 as it considers our overall request to increase revenue $14.5 million or 6.77 percent. Even with this increase Otter Tail Power Company will continue to have some of the lowest rates in the country.
“Otter Tail Power Company continues to benefit from strong rate base growth investments. These investments represent over 85 percent of our total capital spending over the next five years and include regulated investments in renewable generation, technology and infrastructure, and transmission assets. We expect this to result in a projected compounded annual growth rate of approximately 5 percent in utility rate base from year-end 2020 through 2025 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, reduce operating and maintenance costs, reduce emissions and improve reliability and safety.
“Our Plastics segment had a record year, maintained production in a time when some competitors did not and continued to see strong market demand as new home and other construction continued through the pandemic.
“BTD Manufacturing was significantly impacted by the COVID-19 pandemic primarily in the second quarter as many of their customers had temporary plant shutdowns. BTD did an excellent job of managing staffing and inventory during the year to help mitigate the negative impact on sales. The recreational vehicle and lawn and garden end markets did experience a rapid recovery during the third and fourth quarters last year as they began to rebuild depleted inventories.
“Our long-term focus remains on executing our growth strategies, which are expected to increase shareholder value. For the utility, our strategy is to continue to invest in rate base growth opportunities and drive cost efficiency within our operating and maintenance expenses, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 75 percent of our overall earnings.
“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 percent of our earnings over the long term.
“Our strategic initiatives to grow our business and achieve operational, commercial and talent excellence continue to strengthen our position in the markets we serve. We remain confident in our ability to grow earnings per share in the range of 5 to 7 percent compounded annually from a base of $2.34 in 2020. And we are announcing our 2021 earnings per share guidance to be in the range of $2.39 to $2.54.”
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was $211.9 million in 2020 compared with $185.0 million in 2019.
Investing activities included capital expenditures of $371.6 million in 2020 compared with $207.4 million in 2019. The increase in capital expenditures was primarily for construction of Astoria Station and the Merricourt Wind Energy Center (Merricourt).
Financing activities in 2020 included the issuance of $75.0 million in long-term debt at Otter Tail Power Company, $75.0 million borrowed under the Otter Tail Corporation and Otter Tail Power Company Credit Agreements and net proceeds of $49.7 million raised from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund a portion of Otter Tail Power Company’s construction program expenditures in 2020. We also paid $60.3 million in common dividends in 2020. Financing activities in 2019 included net proceeds of $99.0 million from the issuance of long-term debt at Otter Tail Power Company and $17.0 million from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund a portion of Otter Tail Power Company’s construction program expenditures in 2019 and to repay $12.6 million in short-term debt. We paid $55.7 million in common dividends in 2019.
The following table presents the status of the corporation’s lines of credit at December 31, 2020 and 2019 :

		2020			2019
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available
Otter Tail Corporation Credit Agreement	$170,000	$65,166	$—	$104,834	$164,000
Otter Tail Power Company Credit Agreement	170,000	15,831	14,101	140,068	154,524
Total	$340,000	$80,997	$14,101	$244,902	$318,524
Both credit agreements are in place until October 31, 2024.

2020 SEGMENT PERFORMANCE
Electric Segment

($ in thousands)	2020	2019	$ Change	% Change
Retail Electric Revenues	$389,522	$406,478	$(16,956)	(4.2)%
Transmission Services Revenues	44,001	40,542	3,459	8.5%
Wholesale Electric Revenues	4,857	5,007	(150)	(3.0)%
Other Electric Revenues	7,750	7,070	680	9.6%
Total Electric Revenues	446,130	459,097	(12,967)	(2.8)%
Net Income	$66,778	$59,046	$7,732	13.1

Retail mwh Sales	4,776,687	4,969,089	(192,402)	(3.9)%
Heating Degree Days (HDDs)	6,174	7,240	(1,066)	(14.7)
Cooling Degree Days (CDDs)	534	392	142	36.2
The following table shows heating and cooling degree days as a percent of normal.

	2020	2019
HDDs	97.2%	115.6%
CDDs	116.3%	85.0%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2020 and 2019.

	2020 vs Normal	2020 vs 2019	2019 vs Normal
Effect on Diluted Earnings Per Share	$—	$(0.08)	$0.08
Retail Sales Revenue decreased $17.0 million driven by:
•A $25.6 million decrease in revenue related to the recovery of decreased fuel and purchased power costs to serve retail customers. Decreased demand caused by the milder winter weather and COVID-19-related impacts on our commercial and industrial customers contributed to a 19.0% decrease in kwhs generated for system use. Purchased power costs decreased, despite a 6.9% increase in kwhs purchased, due to a 19.9% decrease in purchased power prices resulting from a decrease in market demand between periods.
•A $4.4 million decrease in revenue related to decreased kwh consumption due to milder winter weather in 2020 compared with 2019, reflected in the 14.7% decrease in HDDs in 2020 compared with 2019. The decrease in consumption due to the decrease in HDDs was only partially offset by an increase in consumption related to a 36.2% increase in CDDs in the summer of 2020 compared with the summer of 2019.
•A $2.9 million decrease due to decreased kwh sales to commercial and industrial customers mainly due to COVID-19-related impacts in 2020.
These decreases in revenue were partially offset by:
•An $11.0 million increase in Minnesota and North Dakota Renewable Rider Adjustment revenues related to earning a return on funds invested in Merricourt while the project was under construction.
•A $3.1 million increase in revenues from the North Dakota Generation Rider which went into effect in July 2019 to provide a return on funds invested in Astoria Station while the generation project is under construction.
•A $1.0 million increase due to a positive price variance arising from variances in sales under different tariffs.
•An $0.8 million increase in Conservation Improvement Program (CIP) and transmission cost recovery revenues.
Transmission Services Revenues increased $3.5 million due to increases of $1.9 million in transmission tariff revenues and $1.6 million in revenues from the recovery of infrastructure investment costs from interconnected generators.
Other Electric Revenue increased $0.7 million, which includes $1.9 million from the recovery of infrastructure investment costs from a large commercial customer in 2020, partially offset by a $1.2 million decrease in revenue from steam sales to an ethanol producer driven by lower natural gas prices resulting in the producer switching to an alternative generation source to meet its steam requirements.
Production Fuel costs decreased $13.0 million mainly as a result of a 22.0% decrease in kwhs generated from our fuel-burning plants due to lower customer demand and a 6.9% increase in kwh purchases for system use. Decreased system demand and lower prices for alternative fuels and generation sources, which drove market prices for electricity down in 2020, contributed to decreases in generation of 37.7% at Big Stone Plant and 36.7% at Hoot Lake Plant. These decreases were partially offset by a 13.7% increase in generation at Coyote Station, which was offline for maintenance during the entire second quarter of 2019.

Purchased Power costs to serve retail customers decreased $10.4 million as a result of a 19.9% decrease in purchased power prices, partially offset by a 6.9% increase in kwhs purchased. The increase in kwhs purchased was mainly due to a decrease in market prices for electricity in 2020 driven by low prices for natural gas-fired generation in combination with lower demand in 2020 due to COVID-19-related declines in electricity use by commercial and industrial consumers.
Operating and Maintenance Expense decreased $2.7 million mainly due to:
•A $2.8 million decrease in contracted services and materials and supplies expenses, mainly related to the Coyote Station's extended maintenance outage and Hoot Lake Plant turbine repairs in the second quarter of 2019 with no comparable expenses in 2020.
•A $2.7 million decrease in transmission tariff expenses related to decreased rates.
•A $1.3 million decrease in travel, meals and employee education expenses due to COVID-19-related travel restrictions.
•A $0.8 million decrease in pollution control reagent costs due to a 22.4% decrease in kwhs generated at Otter Tail Power Company's coal- burning plants.
These decreases in expense were partially offset by:
•A $2.0 million increase in customer bad debt expense provisions, mainly due to adoption of COVID-19-related service suspension and debt collection policies and financial constraints on some customers due to COVID-19.
•A $1.0 million increase in contribution commitments to Otter Tail Power Company's charitable foundation.
•A $0.6 million increase in land easement payments related to Merricourt.
•A $0.6 million increase in CIP expenditures.
•A $0.5 million increase in labor and benefit costs.
Depreciation and Amortization expense increased $3.1 million mainly due to 2019 capital additions for generation and transmission plant, a new customer information system, and the inception of depreciation of Merricourt assets in the fourth quarter of 2020.
Property Taxes increased $1.2 million due to property additions and increased valuations on existing property.
Interest Charges increased $3.3 million due to debt issuances of $100 million in October 2019, $35 million in February 2020 and $40 million in August 2020 under Otter Tail Power Company’s 2019 Note Purchase Agreement.
Income Tax Expense decreased $0.4 million primarily due to $1.3 million in production tax credits earned on Merricourt generation in the fourth quarter of 2020, which more than offset the additional tax expense due to an increase in segment income before income taxes.
Manufacturing Segment

(in thousands)	2020	2019	$ Change	% Change
Operating Revenues	$238,769	$277,204	$(38,435)	(13.9)%
Net Income	11,048	12,899	(1,851)	(14.3)

BTD’s revenues decreased $37.3 million in 2020 mainly due to a $20.7 million reduction in parts volumes across all end markets served by BTD as well as lower prices related to the pass through of lower material costs of $18.5 million. The decreased sales mainly resulted from customers implementing temporary plant shutdowns in the second quarter due to the COVID-19 pandemic. These items were partially offset by $1.7 million in revenue increases due to a change in the product mix exclusive of the pass through of material cost reductions.
Cost of products sold at BTD decreased $34.2 million as a result of both the decreased sales volume and the $18.5 million in lower material costs passed through to customers, but also due to labor cost decreases related to second quarter 2020 workforce reductions. BTD recorded a net decrease in operating expenses of $1.7 million mainly due to reductions in travel and outside services related to initiatives taken to help mitigate the negative impacts on sales related to COVID-19. BTD’s net income decreased $1.5 million in 2020 compared with 2019.
Revenues at T.O. Plastics decreased $1.1 million, while costs of products sold decreased $0.6 million and operating expenses decreased $0.2 million, resulting in a $0.3 million decrease in net income between the years.
Plastics Segment

(in thousands)	2020	2019	$ Change	% Change
Operating Revenues	$205,249	$183,257	$21,992	12.0%
Net Income	27,582	20,572	7,010	34.1
Plastics segment revenues and net income increased $22.0 million and $7.0 million, respectively, in 2020 due to an 8.0% increase in pounds of PVC pipe sold and a 3.7% increase in the price per pound sold. The sales volume increase resulted from improved market conditions during the third and fourth quarters of 2020 driven by strong construction markets and concerns over raw material supply and product availability due to two resin suppliers invoking force majeure, anticipated impacts from hurricanes, significant global demand for PVC resin and limited pipe inventory across the country. Cost of products sold increased $8.9 million due to the increase in sales volume, partially offset by a 1.5% decrease in the cost per pound of PVC pipe sold primarily due to lower material input costs. A $3.6 million increase in operating expenses includes a $2.0 million contribution commitment to Otter Tail Corporation’s charitable foundation in 2020 and additional increases in incentive based compensation.

Corporate Costs

(in thousands)	2020	2019	$ Change	% Change
Losses before Income Taxes	$14,488	$11,189	$3,299	29.5%
Income Tax Savings	(4,931)	(5,519)	588	(10.7)
Net Loss	$(9,557)	$(5,670)	$(3,887)	68.6%
Corporate costs increased $3.3 million mainly as a result of a $2.5 million contribution commitment to Otter Tail Corporation’s charitable foundation in 2020 and a $1.5 million increase in incentive compensation costs, partially offset by a $0.6 million decrease in corporate costs charged to subsidiaries. Corporate income tax savings decreased $0.6 million despite the $3.3 million increase in losses before income taxes mainly as a result of increases in expenses not deductible for tax purposes.
FOURTH QUARTER 2020 CONSOLIDATED RESULTS

(in thousands, except per share amounts)	2020	2019	$ Change	% Change
Operating Revenues	$226,849	$215,676	$11,173	5.2%
Operating Income	$27,959	$31,237	$(3,278)	(10.5)
Income Before Income Taxes	$20,331	$23,886	$(3,555)	(14.9)
Income Tax Expense	1,663	3,534	(1,871)	(52.9)
Net Income	$18,668	$20,352	$(1,684)	(8.3)
Diluted Earnings Per Share	$0.45	$0.51	$(0.06)	(11.8)%
The decrease in fourth quarter 2020 net income was driven by a decrease in Electric segment net income and higher corporate costs, partially offset by increases in Manufacturing and Plastics segments net income.
Electric Segment
Electric segment net income decreased $2.6 million between quarters.
Retail Sales Revenues decreased $7.0 million due to:
•A $6.9 million decrease in retail revenue related to the recovery of decreased fuel and purchased power costs to serve retail customers and a $2.8 million adjustment to fuel cost recovery revenues recognized in 2019. Decreased demand caused by the milder weather contributed to a 12.8% decrease in kwhs generated for system use. Purchased power costs decreased, despite a 1.5% increase in kwhs purchased, due to a 10.3% decrease in purchased power prices resulting from a decrease in market demand between periods.
•A $2.0 million decrease in revenues related to decreased consumption due to milder weather, reflected in the 13.4% decrease in HDDs in the fourth quarter of 2020 compared with the fourth quarter of 2019.
•A $1.8 million decrease in transmission cost recovery revenues due to a decrease in transmission expenses recoverable under the rider.
•A $1.3 million decrease in revenue due to decreased kwh sales to commercial and industrial customers mainly due to COVID-19-related impacts in 2020.
These decreases in revenue were partially offset by:
•A $2.5 million increase in Minnesota and North Dakota Renewable Rider Adjustment revenues related to earning a return on funds invested in Merricourt while the project was under construction and increases in recoverable expenses.
•A $1.8 million increase in revenues due to a positive price variance resulting from variances in sales under varied tariffs.
•A $0.7 million increase in revenues from the North Dakota Generation Rider which went into effect in July 2019 to provide a return on funds invested in Astoria Station while the generation project is under construction.
Transmission Services Revenue increased $4.7 million due to increases of $3.9 million in transmission tariff revenues and $0.8 million in Facility Service Agreement revenues from the recovery of infrastructure investment costs from interconnected generators.
Wholesale Electric Revenues increased $0.8 million as a result of a 77.1% increase in wholesale kwh sales.
Production Fuel costs decreased $1.5 million due to a 17.7% decrease in kwhs generated from our fuel-burning plants, partially offset by an 8.3% increase in fuel-cost per kwh of generation. Almost half of the decrease in steam-plant generation was made up for by generation from Merricourt, which went into service in the fourth quarter of 2020.
Purchased Power costs to serve retail customers decreased $1.6 million despite a 1.5% increase in kwhs purchased due to a 10.3% decrease in the cost per kwh purchased. The increase in purchased power volume was a function of the availability of low-priced energy in the wholesale market.
Operating and Maintenance Expenses increased $4.8 million due to:
•A $2.4 million increase in contracted services expenses, mainly for tree-trimming, consulting fees, generation plant repairs and Minnesota rate case expenses.
•A $1.0 million increase in contributions committed to Otter Tail Power Company's charitable foundation.
•A $0.8 million increase in customer bad debt expense provisions, mainly due to adoption of COVID-19-related service suspension and debt collection policies and financial constraints on some customers due to COVID-19.

•A $0.6 million increase in land easement payments related to Merricourt.
Depreciation and Amortization expense increased $0.8 million due to 2019 capital additions for generation and transmission plant and the inception of depreciation of Merricourt assets in the fourth quarter of 2020.
Property Taxes increased $0.4 million due to property additions and increased valuations on existing property.
Interest Charges increased $0.5 million due to debt issuances of $35 million in February 2020 and $40 million in August 2020 under Otter Tail Power Company’s 2019 Note Purchase Agreement.
Income Tax Expense decreased $2.8 million as a result of a $5.4 million decrease in segment income before income taxes and $1.3 million in production tax credits earned on Merricourt generation in the fourth quarter of 2020.
Manufacturing Segment
Net income from the Manufacturing segment increased $1.7 million between quarters.
BTD’s revenues increased $4.3 million between quarters, driven by a $3.9 million increase in parts sales, mainly due to strengthening recreational vehicle and lawn and garden equipment end markets. A $0.7 million increase in scrap revenue due to increased scrap metal prices was offset by a $0.7 million decline in tooling revenues. Other revenues at BTD increased $0.4 million.
Cost of products sold at BTD increased $1.5 million, mainly due to increased labor and freight costs related to the increase in parts production. A $2.8 million increase in operating income at BTD resulted in a $1.8 million increase in net income between quarters.
Revenues at T.O. Plastics were flat quarter over quarter as a $0.7 million increase in horticultural product sales was mostly offset by reductions in life science sales. The life science end market experienced a decline in sales given market softness generated by uncertainty related to COVID-19. T.O. Plastics net income decreased $0.1 million between quarters.
Plastics Segment
Net income from the Plastics segment increased $1.0 million primarily due to an $8.3 million increase in revenue driven by a 19.8% increase in PVC pipe prices, partially offset by a $3.8 million increase in costs of product sold due to a 12.4% increase in the cost per pound of PVC pipe sold. Plastics segment operating expenses increased $3.1 million mainly due a $2.0 million contribution commitment to Otter Tail Corporation’s charitable foundation in the fourth quarter of 2020 and increases in salary and benefit expenses.
Corporate Costs
Corporate costs before taxes increased $2.1 million mainly as a result of a $2.5 million contribution commitment to Otter Tail Corporation’s charitable foundation in the fourth quarter of 2020, partially offset by a $0.6 million increase in the cash surrender value of corporate-owned life insurance. Corporate income tax savings increased $0.3 million mainly due to the $2.1 million increase in losses before income taxes.
2021 BUSINESS OUTLOOK
We anticipate 2021 diluted earnings per share to be in the range of $2.39 to $2.54. The midpoint of the 2021 earnings per share guidance of $2.47 per share reflects a 5.6% growth rate off 2020 diluted earnings per share of $2.34.
We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses and current regulatory factors facing our Electric segment. We expect capital expenditures for 2021 to be $133 million compared with actual cash used for capital expenditures of $372 million in 2020. Our Electric Segment accounts for 85% of our 2021 planned capital expenditures.
Segment components of our 2021 diluted earnings per share guidance range compared with 2020 actual earnings are as follows:

	2020 EPS	2021 EPS Guidance
	by Segment	Low	High
Electric	$1.63	$1.80	$1.83
Manufacturing	0.27	0.28	0.32
Plastics	0.67	0.52	0.56
Corporate	(0.23)	(0.21)	(0.17)
Total	$2.34	$2.39	$2.54
Return on Equity	11.6%	11.1%	11.8%
The following items contribute to our earnings guidance for 2021.
•We expect our Electric segment to provide approximately 74% of our consolidated earnings in 2021 with an increase over 2020 segment net income based on:
◦The Merricourt and Astoria Station projects being commercially operational and our rate base being reflective of the total capital spend on these investments. The Merricourt project has rider recovery mechanisms in place in all three jurisdictions. The Astoria Station project has rider recovery mechanisms in place in North Dakota and South Dakota. This project, which has been earning an allowance on funds used during construction (AFUDC) in Minnesota, will now be recovered through a rate increase in Minnesota and has already been approved in our integrated resource plan.
◦Increased revenues related to $22 million in completed capital spend for self-funded generator interconnection agreements in 2020.

◦The impact of our filed Minnesota 2021 rate case. The MPUC has approved an interim rate increase of 3.2% or $6.9 million in annual revenues.
◦Our ending rate base in 2020 grew by 21% to $1.5 billion.
◦Normal weather in 2021.
◦There are no contributions to the Otter Tail Power Company Foundation currently planned for 2021.
Partially offset by:
◦Increased non-labor operating and maintenance expenses related to a planned outage at Big Stone Plant of $3.9 million in 2021 as well as increases related to having the Merricourt and Astoria Station projects fully operational in 2021. There were no planned generation plant outages in 2020.
◦Increased expenses caused in large part by a decrease in the discount rate used for the pension plan and a lower rate used for our long-term rate of return. The discount rate for 2021 is 2.78% compared with 3.47% for 2020. For each 25-basis-point decline in the discount rate, pension expense increases approximately $1,160,000. The assumed long-term rate of return for 2021 is 6.51% compared with 6.88% in 2020. Each 25-basis-point decline in this rate equates to approximately $800,000 in increased pension expense.
◦Higher depreciation and property tax expense due to large capital projects being put into service.
◦Increased interest costs associated with a full year’s interest expense on the $35 million and $40 million of senior unsecured notes that were issued in February and August of 2020, respectively.
•We expect net income from our Manufacturing Segment to increase 12.3% compared with 2020 based on:
◦An expected increase in sales at BTD driven mostly by improving end markets as our customers continue to build inventory to fill the shortages created by the COVID-19 pandemic. Scrap revenues are expected to improve slightly based on higher scrap metal prices between the years.
◦An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in horticulture and life science end markets partially offset by lower sales in our industrial end markets.
◦Backlog for the manufacturing companies of approximately $204 million for 2021 compared with $179 million one year ago.
•We expect 2021 net income from our Plastics segment to be lower than 2020. Sales prices of PVC pipe are expected to be higher in 2021 offset by a decline in pounds of pipe sold. Resin suppliers have announced price increases for raw materials for the first quarter of 2021 based on favorable markets conditions such as tight supplies of resin and a strong export market that has higher resin prices than the domestic market. We expect this to lower our operating margins in 2021. Many of the favorable market conditions impacting our 2020 operating margins are not expected to recur in 2021. There is no contribution to the Otter Tail Corporation Foundation currently planned for 2021.
•Corporate costs, net of tax, are expected to be lower in 2021 compared with 2020 primarily driven by lower employee benefit costs, no currently planned contributions to the Otter Tail Corporation Foundation and lower operating expenses due to no planned corporate aviation activities in 2021.
The following table shows our 2020 capital expenditures and 2021 through 2025 anticipated capital expenditures and electric utility average rate base.

(in millions)	2020	2021	2022	2023	2024	2025	Total
Electric Segment:
Renewables and Natural Gas Generation		$31	$104	$3	$1	$1	$140
Technology and Infrastructure		6	25	32	28	18	109
Distribution Plant Replacements		24	27	30	30	27	138
Transmission (includes replacements)		23	25	31	30	29	138
Other		29	30	25	23	21	128
Total Electric Segment	$357	$113	$211	$121	$112	$96	653
Manufacturing and Plastics Segments	15	20	20	36	15	18	109
Total Capital Expenditures	$372	$133	$231	$157	$127	$114	$762

Total Electric Utility Average Rate Base	$1,385	$1,585	$1,630	$1,720	$1,754	$1,769
Rate Base Growth		14.4%	2.8%	5.5%	2.0%	0.9%
The capital expenditure plan for the 2021-2025 time period includes Electric segment capital expenditures of $653 million based on the need for additional wind and solar resources, investments in technology and distribution and transmission assets. Given this capital expenditure plan, our compounded annual growth rate in rate base is projected to be 5.0% over the 2020 to 2025 timeframe.
Execution on the currently anticipated Electric segment capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2021 through 2025 timeframe.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 16, 2021, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2021 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.

Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2020 and 2019 in the following financial statements and supplemental schedule: Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Results.
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per-share amounts)	2020	2019	2020	2019

Operating Revenues
Electric	$112,875	$114,358	$446,088	$459,048
Product Sales	113,974	101,318	444,019	460,455
Total Operating Revenues	226,849	215,676	890,107	919,503
Operating Expenses
Electric Production Fuel	12,219	13,709	46,296	59,256
Electric Purchased Power	15,758	17,318	61,698	72,066
Electric Operating and Maintenance Expense	44,209	39,422	150,848	153,529
Cost of Products Sold (excluding depreciation)	82,690	77,794	329,257	355,119
Other Nonelectric Expenses	18,774	12,378	55,051	50,782
Depreciation and Amortization	20,807	19,857	82,037	78,086
Electric Property Taxes	4,433	3,961	17,034	15,785
Total Operating Expenses	198,890	184,439	742,221	784,623
Operating Income	27,959	31,237	147,886	134,880
Other Income and Expense
Interest Charges	9,094	8,221	34,447	31,411
Nonservice Cost Components of Postretirement Benefits	856	1,128	3,437	4,293
Other Income	2,322	1,998	6,055	5,112
Income Before Income Taxes	20,331	23,886	116,057	104,288
Income Tax Expense	1,663	3,534	20,206	17,441
Net Income	$18,668	$20,352	$95,851	$86,847

Weighted-Average Common Shares Outstanding:
Basic	41,197	39,799	40,710	39,721
Diluted	41,420	40,048	40,905	39,954
Earnings Per Share:
Basic	$0.45	$0.51	$2.35	$2.19
Diluted	$0.45	$0.51	$2.34	$2.17

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,
(in thousands)	2020	2019

Assets
Current Assets
Cash and Cash Equivalents	$1,163	$21,199
Receivables, net of allowance for credit losses	113,959	107,631
Inventories	92,165	97,851
Regulatory Assets	21,900	21,650
Other Current Assets	5,645	6,529
Total Current Assets	234,832	254,860
Noncurrent Assets
Investments	51,856	45,374
Property, Plant and Equipment, net of accumulated depreciation	2,049,273	1,753,794
Regulatory Assets	168,395	144,138
Intangible Assets, net of accumulated amortization	10,144	11,290
Goodwill	37,572	37,572
Other Noncurrent Assets	26,282	26,567
Total Noncurrent Assets	2,343,522	2,018,735
Total Assets	$2,578,354	$2,273,595

Liabilities and Stockholders' Equity
Current Liabilities
Short-Term Debt	$80,997	$6,000
Current Maturities of Long-Term Debt	140,087	183
Accounts Payable	130,805	120,775
Accrued Salaries and Wages	26,908	22,730
Accrued Taxes	18,831	17,525
Regulatory Liabilities	16,663	7,480
Other Current Liabilities	22,495	15,048
Total Current Liabilities	436,786	189,741
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	114,055	98,970
Other Postretirement Benefits Liability	67,359	71,437
Regulatory Liabilities	233,973	239,906
Deferred Income Taxes	153,376	131,941
Deferred Tax Credits	17,405	18,626
Other Noncurrent Liabilities	60,002	51,911
Total Noncurrent Liabilities and Deferred Credits	646,170	612,791
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	624,432	689,581
Shareholders’ Equity
Common Shares	207,349	200,788
Additional Paid-In Capital	414,246	364,790
Retained Earnings	257,878	222,341
Accumulated Other Comprehensive Loss	(8,507)	(6,437)
Total Shareholders' Equity	870,966	781,482
Total Capitalization	1,495,398	1,471,063
Total Liabilities and Stockholders' Equity	$2,578,354	$2,273,595

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Years Ended December 31,
(in thousands)	2020	2019

Operating Activities
Net Income	$95,851	$86,847
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	82,037	78,086
Deferred Tax Credits	(1,221)	(1,348)
Deferred Income Taxes	15,201	11,507
Change in Deferred Debits and Other Assets	(26,130)	(15,502)
Discretionary Contribution to Pension Plan	(11,200)	(22,500)
Change in Noncurrent Liabilities and Deferred Credits	34,421	33,534
Allowance for Equity/Other Funds Used During Construction	(4,063)	(2,553)
Stock Compensation Expense	6,284	5,958
Other—Net	(463)	76
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(6,328)	(1,860)
Change in Inventories	5,686	8,419
Change in Other Current Assets	(573)	2,919
Change in Payables and Other Current Liabilities	19,744	(171)
Change in Interest and Income Taxes Receivable/Payable	2,675	1,625
Net Cash Provided by Operating Activities	211,921	185,037
Investing Activities
Capital Expenditures	(371,553)	(207,365)
Proceeds from Disposal of Noncurrent Assets	5,011	8,519
Cash Used for Investments and Other Assets	(9,110)	(10,626)
Net Cash Used in Investing Activities	(375,652)	(209,472)
Financing Activities
Changes in Checks Written in Excess of Cash	4,849	(2,814)
Net Short-Term Borrowings	74,997	(12,599)
Proceeds from Issuance of Common Stock	52,432	20,338
Common Stock Issuance Expenses	(648)	(577)
Payments for Shares Withheld for Employee Tax Obligations	(2,069)	(2,730)
Proceeds from Issuance of Long-Term Debt	75,000	100,000
Short-Term and Long-Term Debt Issuance Expenses	(370)	(950)
Payments for Retirement of Long-Term Debt	(182)	(172)
Dividends Paid	(60,314)	(55,723)
Net Cash Provided by Financing Activities	143,695	44,773
Net Change in Cash and Cash Equivalents	(20,036)	20,338
Cash and Cash Equivalents at Beginning of Period	21,199	861
Cash and Cash Equivalents at End of Period	$1,163	$21,199

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019

Operating Revenues
Electric	$112,875	$114,371	$446,088	$459,048
Manufacturing	64,494	60,164	238,770	277,204
Plastics	49,480	41,157	205,249	183,251
Total Operating Revenues	$226,849	$215,692	$890,107	$919,503

Operating Income (Loss)
Electric	$20,151	$24,682	$107,083	$98,417
Manufacturing	3,894	1,317	16,103	17,869
Plastics	9,143	7,790	37,823	28,439
Corporate	(5,229)	(2,552)	(13,123)	(9,845)
Total Operating Income	$27,959	$31,237	$147,886	$134,880

Net Income (Loss)
Electric	$12,553	$15,162	$66,778	$59,046
Manufacturing	2,572	912	11,048	12,899
Plastics	6,660	5,654	27,582	20,572
Corporate	(3,117)	(1,376)	(9,557)	(5,670)
Total Net Income	$18,668	$20,352	$95,851	$86,847